Exhibit 99.1

FIS Completes Strategic Acquisition of Global Payments’ Issuer Solutions Business and Sale of Worldpay Stake

•	Strategic transaction strengthens FIS’ position as a scaled fintech leader with global reach and best-of-breed product suite across the money lifecycle.

•	Acquisition creates immediate client value with launch of new AI offering and expansion of FIS loyalty and commerce solutions to the world’s largest credit issuing institutions.

•	FIS’ sale of its remaining 45% minority position in Worldpay to Global Payments completes the monetization of its ownership stake.

•	Transaction enhances FIS’ financial profile and replaces non-cash generating minority stake in Worldpay with a growing stream of high-margin recurring revenue and cash flows.

JACKSONVILLE, Fla. – January 12, 2026 — FIS® (NYSE: FIS), a global leader in financial technology, today announced the completion of its acquisition of Global Payments’ Issuer Solutions business, formerly known as TSYS, for an enterprise value of $13.5 billion, or a net purchase price of $12 billion including $1.5 billion of net present value of tax assets. Offerings from this asset, the world’s largest issuing business, will now go to market under the FIS® Total Issuing™ Solutions portfolio brand.

FIS simultaneously completed the sale of its remaining minority stake in Worldpay to Global Payments.

“We are pleased to have closed this strategic acquisition ahead of schedule, enabling us to start 2026 in a strong position to deliver greater value to our financial institution and corporate clients,” said Stephanie Ferris, Chief Executive Officer and President of FIS. “We’re looking forward to capitalizing on the unique opportunities this acquisition brings to our Banking and Payments business and building momentum through the year.”

Why This Combination Matters: Client and Investor Value

FIS Total Issuing Solutions is a global market leader in credit processing, with a client presence in over 75 countries. The portfolio processes more than 40 billion transactions annually and maintains strong commercial partnerships with over 150 financial institutions and corporates.

With this acquisition, FIS now processes the most comprehensive data set across consumer and commercial card portfolios, creating a data intelligence engine that few in financial services can match. This scale provides the data richness and processing power required to train and deploy AI models that deliver genuine business value, including a new offering FIS showcased today in a separate announcement.

In addition, this portfolio:

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Is highly complementary to FIS’ banking and payments business by adding a strong product suite in credit processing, fraud, loyalty and other value-added services to FIS’ portfolio of debit processing, network services, payments processing, loyalty solutions and accounts payable and accounts receivable banking services, creating a best-in-class end-to-end offering for financial institutions and corporates.

•	Significantly expands market opportunity for FIS’ Banking segment by enabling FIS to tap into a global issuer market opportunity of $28 billion.

•	Strengthens FIS’ financial profile including generating an expected additional $500 million in incremental Adjusted Free Cash Flow in 2026 and $700 million by 2028.

•	Delivers robust revenue and cost synergies.

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About FIS

FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world’s financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Fla., FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit FISglobal.com. Follow FIS on LinkedIn, Facebook and X.

For More Information

Kim Snider, 904.438.6278

Senior Vice President

FIS Global Marketing and Communications

kim.snider@fisglobal.com

George Mihalos, 904.438.6438

Senior Vice President

FIS Investor Relations

georgios.mihalos@fisglobal.com